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                                                                    EXHIBIT 99.1

[LOGO OF VENTAS]
Ventas, Inc. 10350 Ormsby Park Place, Ste 300 Louisville, Kentucky 40223 (502)
357.9000 (502) 357.9001 Fax

                                       Contacts:   Debra A. Cafaro
                                                   Chairman, President and CEO
                                                   or
                                                   Richard A. Schweinhart
                                                   Senior Vice President and CFO
                                                   (502) 357-9000

                  VENTAS ENTERS AGREEMENT TO SELL COMMON STOCK

            Company Expects To Receive Net Proceeds of $51.2 Million

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LOUISVILLE, KY (March 10, 2004) - Ventas, Inc. (NYSE:VTR) ("Ventas" or the
"Company") said today that it has agreed to sell 2.0 million shares of its common stock to Merrill Lynch & Co., as sole bookrunning manager for an underwritten public offering. Ventas expects to receive net proceeds of approximately $51.2 million from the sale. The Company expects to use the net proceeds to repay indebtedness under its revolving credit facility and for general corporate purposes, including to fund possible future acquisitions. Closing of the transaction is subject to customary closing conditions.

     The common shares are being offered under the Company's existing shelf registration statement, which has been declared effective by the Securities and Exchange Commission. A prospectus supplement describing the terms of the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and the accompanying prospectus may be obtained from the offices of Merrill Lynch & Co., 4 World Financial Center, 250 Vesey Street, Ground Floor, New York, New York 10080.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities laws of any state.

     Ventas is a healthcare real estate investment trust that owns 42 hospitals, 199 nursing facilities, 21 senior housing facilities and 11 other facilities in 38 states. The Company also has investments in 25 additional healthcare and senior housing facilities. More information about Ventas can be found on its website at www.ventasreit.com.

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Ventas Enters Agreement To Sell Common Stock
Page 2
March 10, 2004
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     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.'s ("Ventas" or the "Company") and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust ("REIT"), plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company's expectations. The Company does not undertake a duty to update such forward-looking statements.

     Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company's filings with the Securities and Exchange Commission (the "Commission"). Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. ("Kindred") and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company's subsidiaries, including without limitation the lease agreements and various agreements entered into by the Company and Kindred at the time of the Company's spin off of Kindred on May 1, 1998 (the "1998 Spin Off"), as such agreements may have been amended and restated in connection with Kindred's emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company's other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company's success in implementing its business strategy and the Company's ability to identify and consummate diversifying acquisitions or investments ,including the consummation of the acquisition of the remaining [ ] facilities from affiliates of Brookdate Living Communities, Inc., (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company's operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company,
(j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company's interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company's taxable net income for the years ending December 31, 2003 and 2004, (o) the ability and willingness of the Company's tenants to renew their leases with the Company upon expiration of the leases and the Company's ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, and (p) the impact on the liquidity, financial condition and results of operations of Kindred and the Company's other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and the Company's other operators to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.

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